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                                                                     EXHIBIT 4.6

                             CERTIFICATE OF INCREASE
                                       OF
                  SERIES E JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                            HARKEN ENERGY CORPORATION

                       (Pursuant to Section 151(g) of the
                        Delaware General Corporation Law)

         Harken Energy Corporation a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

         FIRST, that in a Certificate of Designation filed with the Secretary of State of the State of Delaware on April 7, 1998, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue 175,000 shares of Series E Junior Participating Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $1.00 per share;

         SECOND, that the board of directors of the Corporation by resolution adopted March 6, 2003, duly authorized and directed that the number of shares of the Corporation's Junior Series E Participating Preferred Stock be increased from 175,000 shares to 3,300,000 shares.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer on March 27, 2003.

                                HARKEN ENERGY CORPORATION


                                By:    /s/  A. Wayne Hennecke
                                       -----------------------------------------
                                       A. Wayne Hennecke, Senior Vice President-
                                       Finance and Secretary